Section 7. CAPITAL STOCK

     7.1   ~~Stock Certificates.~~ Shares Represented by Certificates and Uncertificated Shares. The board of directors may provide by resolution that some or all of any or all classes and series of shares shall be uncertificated shares. Unless such a resolution has been adopted, e~~E~~ach stockholder shall be entitled to a certificate stating the number and the class and the designation of the series, if any, of the shares held by him, in such form as shall, in conformity to law, the certificate of incorporation and the by-laws, be prescribed from time to time by the board of directors. Such certificate shall be signed by the chairman or vice chairman of the board, if any, or the president or a vice president and by the treasurer or an assistant treasurer or by the secretary or assistant secretary. Any of the signatures on the certificate may be a facsimile. In case an officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if he were such officer, transfer agent, or registrar at the time of its issue.